Exhibit 99.2

Five Prime Therapeutics Prices Public Offering of Common Stock

South San Francisco, CA – January 6, 2015 – Five Prime Therapeutics, Inc. (NASDAQ: FPRX) announced today the pricing of an underwritten public offering of 3,410,000 shares of its common stock at a price of $22.00 per share for an aggregate offering of $75.0 million, before underwriting discounts and commissions, structuring fees and estimated expenses. All of the shares of common stock are being offered by Five Prime. In addition, Five Prime has granted the underwriters a 30-day option to purchase up to 511,500 additional shares of common stock at the same price. The offering is expected to close on January 12, 2015, subject to customary closing conditions.

Citigroup, Leerink Partners and Wells Fargo Securities are acting as joint book-running managers for the offering. Guggenheim Securities and Oppenheimer & Co. are acting as co-managers.

The securities described above are being offered pursuant to a “shelf” registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC). The offering is being made only by means of a prospectus supplement and accompanying base prospectus. When available, copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering may be obtained from: Citigroup Global Markets Inc., c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146, email: prospectus@citi.com; Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, telephone: (800) 808-7525, email: syndicate@Leerink.com; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, telephone: (800) 326-5897, email: cmclientsupport@wellsfargo.com. An electronic copy of the preliminary prospectus supplement and accompanying base prospectus relating to the offering will also be available on the website of the SEC at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

COMPANY CONTACT:

Amy Kendall

Corporate Communications

415-365-5776

amy.kendall@fiveprime.com

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